UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report:  April 7, 2008
(Date of earliest event reported)

PHOTON DYNAMICS, INC.
(Exact name of registrant as specified in charter)

California	000-27234	94-3007502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5970 Optical Court
San Jose, California 95138-1400
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (408) 226-9900

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2008, Photon Dynamics, Inc. (the “Company”) announced the appointment of James P. Moniz as chief financial officer, effective April 4, 2008.  Prior to joining Photon Dynamics, Mr. Moniz, age 50, has served as CFO, Treasurer and Assistant Secretary of Nextest Systems Corporation since October 2000. Before joining Nextest, starting in June of 1998, he was Vice President and Chief Financial Officer of Millennia Vision Corporation. From October 1996 until May 1998, he served as Vice President of Finance for Fairchild Imaging Systems and from November 1991 until October 1996 as Vice President of Finance and Administration and later as President of Rolm Computers.

Pursuant to the Company’s offer letter with Mr. Moniz, he will be paid a base salary of $275,000, be eligible for an annual on target performance bonus in the amount of 60% of base salary (prorated for the first year), and receive initial equity awards consisting of 80,000 restricted stock units and 20,000 stock options, subject to vesting over four years.  In addition, Mr. Moniz will receive a signing bonus of $75,000 if he remains employed for six months, and his offer letter includes a change in control addendum in substantially the same form as provided to other executive officers, which provides for severance of one times salary and on-target bonus and accelerated vesting of all equity awards upon a termination without cause, or resignation for “good reason” (including material reduction in salary or duties), within 12 months following a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Photon Dynamics, Inc.

Dated: April 7, 2008	By:	/s/ Carl C. Straub Jr.
Carl C. Straub Jr.
General Counsel and Secretary